United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of report (Date of earliest event reported): March 22, 2010

ALLOY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26023	04-3310676
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 West 26th Street, 11th Floor

New York, NY 10001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 244-4307

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On March 18, 2010, the Audit Committee of the Board of Directors of Alloy, Inc. (the “Company”), upon the recommendation of management and in consultation with the Company’s independent registered public accounting firm, BDO Seidman, LLP (“BDO”), concluded that the previously issued financial statements contained in the Company’s quarterly report on Form 10-Q for the quarter ended October 31, 2009 (the “10-Q”) should no longer be relied upon due to errors in such financial statements, and that the Company will restate such financial statements to make the necessary accounting corrections. In addition, the Company’s prior related earnings releases and similar communications should no longer be relied upon to the extent they relate to such quarter.

The errors concern certain revenues related to the Alloy Marketing and Promotions (“AMP”) and on-campus marketing (“OCM”) divisions of the Company’s Promotion segment that were deferred, but which should have been recognized during the fiscal quarter ended October 31, 2009. More specifically, as it relates to the Company’s AMP division, the Company deferred $341,000 in revenue that should have been recognized during the quarter ended October 31, 2009. Regarding the Company’s OCM division, as a result of obtaining additional facts subsequent to the filing of the 10-Q, the Company determined that $796,000 in revenue and $675,000 in Operating Income from sales of a certain product should have been recognized during the quarter ended October 31, 2009, and not as deferred revenue as reflected in the Company’s filed financial statements.

The financial statement impact as a result of the restatement will increase the Company’s revenue by $1,137,000, Operating Income by $1,016,000, and Net Income by $970,000 for the three- and nine-month periods ended October 31, 2009.

The Company’s restatement of its financial statements for the fiscal quarter ended October 31, 2009 does not have any impact on the Company’s full year revenue, net income, cash flow, or cash balances.

The Company will as soon as practical file with the SEC an amendment to the 10-Q, which will include amended consolidated financial statements and notes thereto, and a revised management’s discussion and analysis of the Company’s financial condition and results of operations for the fiscal quarter and the three- and nine-month periods ended October 31, 2009. The Company and BDO are in agreement regarding the filing of this amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOY, INC.

Date: March 22, 2010	/s/ Matthew C. Diamond
Matthew C. Diamond
Chairman of the Board and Chief Executive Officer